Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports Second-Quarter 2014 Earnings

•	GAAP EPS from continuing operations of 22 cents
•	Adjusted EPS of 27 cents
•	Total revenue of $5.3 billion, 57 percent from Services
•	Services revenue of $3.0 billion, up 2 percent
•	Cash flow from operations of $325 million
•	Share repurchase of $204 million

NORWALK, Conn., July 25, 2014 – Xerox (NYSE: XRX) announced today second-quarter 2014 adjusted earnings per share of 27 cents. Adjusted EPS excludes 5 cents related to amortization of intangibles, resulting in GAAP EPS from continuing operations of 22 cents.

In the second quarter, total revenue of $5.3 billion was down 2 percent or 3 percent in constant currency. Revenue from the company’s Services business, which represented 57 percent of total revenue, was $3.0 billion, up 2 percent year-over-year or 1 percent in constant currency. Revenue from the company’s Document Technology business, which represented 40 percent of total revenue, was $2.1 billion, down 6 percent or 7 percent in constant currency.

“The second quarter demonstrates progress in executing on our strategy. In our Services business, revenue growth and margin are trending well in commercial services, document outsourcing and internationally. Services segment margin improvement was muted by continued pressure in our government healthcare business including unplanned impairment charges. Our Document Technology business continues to deliver strong profitability through a disciplined and effective approach to operations,” said Ursula Burns, Xerox chairman and chief executive officer. “As we enter the second half of the year, we are focused on improving on our progress and capitalizing on opportunities that will shape the success of our business.”

Second-quarter operating margin of 9.7 percent improved 0.3 points year-over-year and resulted in operating profit of $514 million, up 1 percent. Gross margin was 30.8 percent, and selling, administrative and general expenses were 18.4 percent of revenue.

The company generated $325 million in cash flow from operations during the second quarter and $611 million for the first half of 2014. In the second quarter, Xerox repurchased $204 million in stock and $479 million in the first half of the year. Additionally, Xerox spent $227 million on acquisitions in the quarter and $281 million in the first half of the year, strengthening our Services portfolio. “Our business continues to deliver strong cash flow that gives us the flexibility to invest in growth, build shareholder value now and in the future, and positions us well to deliver on our expectations,” added Burns.

For the third-quarter 2014, Xerox expects GAAP earnings per share to be 21 to 23 cents per share. Third-quarter adjusted EPS is expected to be 25 to 27 cents.

The company expects full-year 2014 GAAP earnings per share of 92 to 96 cents and full-year adjusted EPS of $1.09 to $1.13.

About Xerox

Since the invention of Xerography more than 75 years ago, the people of Xerox (NYSE: XRX) have helped businesses simplify the way work gets done. Today, we are the global leader in business process and document management, helping organizations of any size be more efficient so they can focus on their real business. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries, providing business services, printing equipment and software for commercial and government organizations. Learn more at www.xerox.com.

Non-GAAP Measures

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the second-quarter 2014 as well as for the third-quarter and full-year 2014 guidance that excludes certain items.
•	Operating profit and margin for the second-quarter 2014 that excludes certain expenses.
•	Constant Currency revenue growth for the second quarter 2014 which excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on

Form 10-Q for the quarter ended March 31, 2014 and our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:

Ken Ericson, Xerox, +1-202-520-2388, kenneth.ericson@xerox.com

Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Troy Anderson, Xerox, +1-203-849- 2672, troy.anderson@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per-share data)	2014	2013	% Change	2014	2013	% Change

Revenues
Sales	$1,359	$1,454	(7%)	$2,630	$2,747	(4%)
Outsourcing, maintenance and rentals	3,835	3,823	- %	7,574	7,605	- %
Financing	98	114	(14%)	198	231	(14%)

Total Revenues	5,292	5,391	(2%)	10,402	10,583	(2%)

Costs and Expenses
Cost of sales	847	934	(9%)	1,637	1,749	(6%)
Cost of outsourcing, maintenance and rentals	2,781	2,718	2%	5,520	5,467	1%
Cost of financing	36	42	(14%)	72	85	(15%)
Research, development and engineering expenses	142	149	(5%)	286	303	(6%)
Selling, administrative and general expenses	972	1,041	(7%)	1,932	2,080	(7%)
Restructuring and asset impairment charges	38	33	15%	65	25	*
Amortization of intangible assets	84	83	1%	168	166	1%
Other expenses, net	68	59	15%	107	76	41%

Total Costs and Expenses	4,968	5,059	(2%)	9,787	9,951	(2%)

Income before Income Taxes & Equity Income(1)	324	332	(2%)	615	632	(3%)
Income tax expense	81	68	19%	130	118	10%
Equity in net income of unconsolidated affiliates	33	36	(8%)	75	83	(10%)

Income from Continuing Operations	276	300	(8%)	560	597	(6%)
Loss from Discontinued Operations, net of tax	(4)	(23)	(83%)	(2)	(20)	(90%)

Net Income	272	277	(2%)	558	577	(3%)

Less: Net income attributable to noncontrolling interests	6	6	- %	11	10	10%

Net Income Attributable to Xerox	$266	$271	(2%)	$547	$567	(4%)

Amounts Attributable to Xerox:
Net Income from continuing operations	$270	$294	(8%)	$549	$587	(6%)
Net Loss from discontinued operations	(4)	(23)	(83%)	(2)	(20)	(90%)

Net Income Attributable to Xerox	$266	$271	(2%)	$547	$567	(4%)

Basic Earnings per Share:
Continuing Operations	$0.22	$0.24	(8%)	$0.46	$0.47	(2%)
Discontinued Operations	-	(0.02)	*	-	(0.02)	*

Total Basic Earnings per Share	$0.22	$0.22	- %	$0.46	$0.45	2%

Diluted Earnings per Share:
Continuing Operations	$0.22	$0.23	(4%)	$0.45	$0.46	(2%)
Discontinued Operations	-	(0.02)	*	-	(0.02)	*

Total Diluted Earnings per Share	$0.22	$0.21	5%	$0.45	$0.44	2%

* Percent change not meaningful.

(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Net Income	$272	$277	$558	$577
Less: Net income attributable to noncontrolling interests	6	6	11	10

Net Income Attributable to Xerox	266	271	547	567

Other Comprehensive Income (Loss), Net:
Translation adjustments, net	92	(84)	91	(447)
Unrealized gains (losses), net	15	1	41	(7)
Changes in defined benefit plans, net	(70)	56	(154)	159

Other Comprehensive Income (Loss), Net	37	(27)	(22)	(295)
Less: Other comprehensive income, net attributable to noncontrolling interests	1	-	1	-

Other Comprehensive Income (Loss), Net Attributable to Xerox	36	(27)	(23)	(295)

Comprehensive Income, Net	309	250	536	282
Less: Comprehensive income, net attributable to noncontrolling interests	7	6	12	10

Comprehensive Income, Net Attributable to Xerox	$302	$244	$524	$272

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$1,007	$1,764
Accounts receivable, net	3,097	2,929
Billed portion of finance receivables, net	127	113
Finance receivables, net	1,497	1,500
Inventories	1,077	998
Other current assets	1,174	1,207

Total current assets	7,979	8,511
Finance receivables due after one year, net	2,826	2,917
Equipment on operating leases, net	535	559
Land, buildings and equipment, net	1,433	1,466
Investments in affiliates, at equity	1,403	1,285
Intangible assets, net	2,388	2,503
Goodwill	9,431	9,205
Other long-term assets	2,513	2,590

Total Assets	$28,508	$29,036

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,355	$1,117
Accounts payable	1,597	1,626
Accrued compensation and benefits costs	705	734
Unearned income	524	496
Other current liabilities	1,509	1,713

Total current liabilities	5,690	5,686
Long-term debt	6,354	6,904
Pension and other benefit liabilities	2,353	2,136
Post-retirement medical benefits	764	785
Other long-term liabilities	593	757

Total Liabilities	15,754	16,268

Series A Convertible Preferred Stock	349	349

Common stock	1,165	1,210
Additional paid-in capital	4,846	5,282
Treasury stock, at cost	(148)	(252)
Retained earnings	9,226	8,839
Accumulated other comprehensive loss	(2,802)	(2,779)

Xerox shareholders’ equity	12,287	12,300
Noncontrolling interests	118	119

Total Equity	12,405	12,419

Total Liabilities and Equity	$28,508	$29,036

Shares of common stock issued	1,165,234	1,210,321
Treasury stock	(12,081)	(22,001)

Shares of common stock outstanding	1,153,153	1,188,320

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Cash Flows from Operating Activities:
Net income	$272	$277	$558	$577
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	376	343	721	672
Provision for receivables	22	33	38	59
Provision for inventory	4	3	14	12
Net loss (gain) on sales of businesses and assets	1	10	(29)	10
Undistributed equity in net income of unconsolidated affiliates	2	3	(40)	(44)
Stock-based compensation	24	28	50	59
Restructuring and asset impairment charges	38	33	65	25
Payments for restructurings	(36)	(35)	(72)	(73)
Contributions to defined benefit pension plans	(68)	(53)	(105)	(98)
Increase in accounts receivable and billed portion of finance receivables	(150)	(139)	(389)	(502)
Collections of deferred proceeds from sales of receivables	106	116	226	231
Increase in inventories	(43)	(34)	(103)	(141)
Increase in equipment on operating leases	(66)	(69)	(123)	(128)
Decrease in finance receivables	18	23	54	119
Collections on beneficial interest from sales of finance receivables	21	25	42	27
Increase in other current and long-term assets	(24)	(19)	(118)	(120)
(Decrease) increase in accounts payable and accrued compensation	(96)	32	(88)	(62)
Decrease in other current and long-term liabilities	(82)	(45)	(108)	(111)
Net change in income tax assets and liabilities	43	22	72	39
Net change in derivative assets and liabilities	(20)	6	(21)	(41)
Other operating, net	(17)	(27)	(33)	(64)

Net cash provided by operating activities	325	533	611	446

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(102)	(84)	(186)	(169)
Proceeds from sales of land, buildings and equipment	2	8	35	11
Cost of additions to internal use software	(21)	(23)	(40)	(45)
Proceeds from sale of businesses	15	11	15	11
Acquisitions, net of cash acquired	(227)	(78)	(281)	(131)
Other investing, net	7	2	11	6

Net cash used in investing activities	(326)	(164)	(446)	(317)

Cash Flows from Financing Activities:
Net payments on debt	(299)	(378)	(295)	(321)
Common stock dividends	(73)	(72)	(141)	(124)
Preferred stock dividends	(6)	(6)	(12)	(12)
Proceeds from issuances of common stock	19	31	39	53
Excess tax benefits from stock-based compensation	3	-	6	1
Payments to acquire treasury stock, including fees	(204)	-	(479)	(10)
Repurchases related to stock-based compensation	-	-	(1)	(10)
Distributions to noncontrolling interests	(1)	(2)	(17)	(5)
Other financing	-	(3)	(10)	(3)

Net cash used in financing activities	(561)	(430)	(910)	(431)

Effect of exchange rate changes on cash and cash equivalents	2	(3)	(12)	(15)

Decrease in cash and cash equivalents	(560)	(64)	(757)	(317)
Cash and cash equivalents at beginning of period	1,567	993	1,764	1,246

Cash and Cash Equivalents at End of Period	$1,007	$929	$1,007	$929

Financial Review

Revenues

	Three Months Ended June 30,			% of Total Revenue
(in millions)	2014	2013	% Change	2014	2013

Equipment sales	$781	$855	(9%)	15%	16%
Annuity revenue	4,511	4,536	(1%)	85%	84%

Total Revenue	$5,292	$5,391	(2%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,359	$1,454	(7%)
Less: Supplies, paper and other sales	(578)	(599)	(4%)

Equipment Sales	$781	$855	(9%)

Outsourcing, maintenance and rentals	$3,835	$3,823	- %
Add: Supplies, paper and other sales	578	599	(4%)
Add: Financing	98	114	(14%)

Annuity Revenue	$4,511	$4,536	(1%)

Second quarter 2014 total revenues decreased 2% as compared to the second quarter 2013, with 1-percentage point positive impact from currency, and reflected the following:

•	Annuity revenue decreased 1% as compared to second quarter 2013, with no impact from currency. Annuity revenue is comprised of the following:
¡	Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment, and maintenance revenue (including bundled supplies) and rental revenue, both primarily within the Document Technology segment. Growth in the Services segment was offset by a decline in the Document Technology segment.
¡	Supplies, paper and other sales includes unbundled supplies and other sales, primarily within our Document Technology segment. The decrease of 4% was driven primarily by a decline in other sales revenue.
¡	Financing revenue is generated from financed sale transactions primarily within our Document Technology segment. The decrease of 14% reflects a lower finance receivable balance primarily as a result of prior period sales of finance receivables and lower originations due to decreased equipment sales. See Sales of Finance Receivables section for further discussion.

•	Equipment sales revenue is reported primarily within our Document Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue decreased 9% as compared to second quarter 2013, with no impact from currency.

The decline was driven by lower sales in developing markets, lapping of major mid-range and entry production product launches in early 2013, and overall price declines that were below our historical range of 5% to 10%.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
	2014	2013	B/(W)
Total Gross Margin	30.8%	31.5%	(0.7) pts.
RD&E as a % of Revenue	2.7%	2.8%	0.1 pts.
SAG as a % of Revenue	18.4%	19.3%	0.9 pts.

Operating Margin (1)	9.7%	9.4%	0.3 pts.

Pre-tax income margin	6.1%	6.2%	(0.1) pts.

Operating Margin

Second quarter 2014 operating margin1 of 9.7% increased 0.3-percentage points as compared to the second quarter 2013, driven primarily by a 1.0-percentage point improvement in operating expenses as a percent of revenue partially offset by a decline in gross margin of 0.7-percentage points. The operating margin improvement reflects restructuring and productivity improvements and continued benefits from currency, partially offset by pressure on Services margins from higher government healthcare platform expenses and net non-cash impairment charges, as well as the run-off of the student loan business. As anticipated, operating margin benefitted from lower year-over-year pension expense and settlement losses, and we expect these benefits to continue throughout 2014.

Gross Margin

Gross margin of 30.8% decreased 0.7-percentage points as compared to second quarter 2013. While the Document Technology segment gross margin increased 2.1-percentage points, a decrease of 1.8-percentage points in the Services segment gross margin, along with the impact of a higher mix of Services revenue, resulted in the overall decrease in gross margin.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (“RD&E”)

Second quarter 2014 RD&E as a percentage of revenue of 2.7% was lower by 0.1-percentage points as compared to second quarter 2013. The decrease was driven by benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue) and restructuring and productivity improvements.

RD&E of $142 million was $7 million lower than second quarter 2013, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength, and we continue to invest at levels that enhance our innovation, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 18.4% decreased 0.9-percentage points from second quarter 2013. The decrease was driven by the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue), restructuring and productivity improvements, lower compensation and benefit related expenses and lower bad debt expense. The net reduction in SAG spending exceeded the overall revenue decline on a percentage basis.

SAG of $972 million was $69 million lower than second quarter 2013. This includes an $8 million unfavorable impact from currency for the quarter. SAG expenses reflect the following:

•	$38 million decrease in selling expenses.
•	$19 million decrease in general and administrative expenses.
•	$12 million decrease in bad debt expenses to $22 million. Second quarter 2014 bad debt expense remained less than one percent of receivables.

Restructuring and Asset Impairment Charges

During second quarter 2014, we recorded net restructuring and asset impairment charges of $38 million, which includes approximately $41 million of severance costs related to headcount reductions of approximately 980 employees worldwide, $1 million of lease cancellation costs and $3 million of asset impairments which were primarily related to a surplus facility in Canada. These costs were partially offset by $7 million of net reversals for changes in estimated reserves from prior period initiatives.

During second quarter 2013, we recorded net restructuring and asset impairment charges of $33 million, which includes approximately $39 million of severance costs related to headcount reductions of approximately 1,300 employees primarily in North America. These costs were partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of June 30, 2014 for all programs was $100 million, of which approximately $96 million is expected to be spent over the next twelve months.

In third quarter 2014, we expect to incur additional restructuring charges of approximately $0.02 per diluted share for actions and initiatives that have not yet been finalized.

Worldwide Employment

Worldwide employment of approximately 142,400 as of June 30, 2014 decreased by approximately 700 from December 31, 2013, due to restructuring-related actions and normal attrition outpacing hiring and the impact of acquisitions.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2014	2013

Non-financing interest expense	$60	$62
Interest income	(3)	(4)
Gains on sales of businesses and assets	-	(9)
Currency gains, net	(1)	(3)
Litigation matters	(1)	-
Loss on sales of accounts receivables	4	5
Deferred compensation investment (gains) losses	(3)	1
All other expenses, net	12	7

Total Other Expenses, Net	$68	$59

Non-financing interest expense

Second quarter 2014 non-financing interest expense of $60 million was $2 million lower than second quarter 2013. When combined with financing interest expense (cost of financing), total company interest expense declined by $8 million from second quarter 2013, primarily driven by a lower average debt balance and a moderately lower average cost of debt.

Gains on sales of businesses and assets

Second quarter 2013 gains on sales of businesses and assets was primarily comprised of a gain on the sale of a surplus facility in Latin America.

Income Taxes

Second quarter 2014 effective tax rate was 25.0%. On an adjusted basis1, second quarter 2014 tax rate was 27.7%, which was lower than the U.S. statutory tax rate primarily due to benefits for foreign tax credits as well as the geographical mix of profits.

Second quarter 2013 effective tax rate was 20.5%. On an adjusted basis1, second quarter 2013 tax rate was 24.1%, which was lower than the U.S. statutory tax rate primarily due to the benefit of foreign tax credits. Second quarter 2013 adjusted tax rate was reduced by 4-percentage points from an increase in tax credits on anticipated foreign transactions.

Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10-percentage points from these non-U.S. operations, which is comparable to 2013.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, we anticipate that our effective tax rate for the remaining quarters of 2014 will be approximately 25% to 27%, and for the full year we anticipate it will be approximately 24% to 26%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Second quarter 2014 equity income was $33 million, a decrease of $3 million compared to second quarter 2013. The decrease includes a negative impact from currency translation. Second quarter 2014 equity income includes $1 million of income related to our share of Fuji Xerox after-tax restructuring driven by reversals of prior period charges, and second quarter 2013 includes $1 million of restructuring charges.

Net Income

Second quarter 2014 net income from continuing operations attributable to Xerox was $270 million, or $0.22 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $322 million, or $0.27 per diluted share. Second quarter 2014 adjustments to net income reflect the amortization of intangible assets.

Second quarter 2013 net income from continuing operations attributable to Xerox was $294 million, or $0.23 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $345 million, or $0.27 per diluted share. Second quarter 2013 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the second quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations

In May 2014, we sold our Truckload Management Services (TMS) business for $15 million and recorded a net pre-tax loss on disposal of $1 million. TMS provided document capture and submission solutions as well as campaign management, media buying and digital marketing services to the long haul trucking and transportation industry. As a result of this transaction, we reported this business as a Discontinued Operation and reclassified its results from the Services segment to Discontinued Operations in the second quarter 2014.

In 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American and European Paper businesses. As a result of these transactions, we reported these paper-related operations as Discontinued Operations and reclassified the results from the Other segment to Discontinued Operations in 2013. We recorded a net pre-tax loss on disposal of $25 million in 2013 for the disposition of these businesses. In 2014, we recorded net income of $1 million in Discontinued Operations primarily representing adjustments of amounts previously recorded for the loss on disposal due to changes in estimates.

Summarized financial information for our Discontinued Operations related to the TMS and Paper businesses is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Revenues	$7	$144	$17	$308

Income from operations	$-	$2	$-	$7
Loss on disposal	(2)	(23)	-	(23)

Net loss before income taxes	(2)	(21)	-	(16)
Income tax expense	2	2	2	4

Loss from discontinued operations, net of tax	$(4)	$(23)	$(2)	$(20)

Diluted earnings per share from discontinued operations	$-	$(0.02)	$-	$(0.02)

Total diluted earnings per share, inclusive of discontinued operations	$0.22	$0.21	$0.45	$0.44

Segment Review

		Three Months Ended June 30,
(in millions)		Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2014
	Services	$128	$2,864	$2,992	57%	$257	8.6%
	Document Technology	614	1,511	2,125	40%	306	14.4%
	Other	39	136	175	3%	(76)	(43.4%	)

	Total	$781	$4,511	$5,292	100%	$487	9.2%

2013
	Services	$125	$2,821	$2,946	55%	$301	10.2%
	Document Technology	693	1,570	2,263	42%	244	10.8%
	Other	37	145	182	3%	(61)	(33.5%	)

	Total	$855	$4,536	$5,391	100%	$484	9.0%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (BPO), Document Outsourcing (DO) and Information Technology Outsourcing (ITO).

Services Revenue Breakdown:

	Three Months Ended June 30,
(in millions)	2014	2013	% Change
Business Processing Outsourcing	$1,791	$1,773	1%
Document Outsourcing	860	832	3%
Information Technology Outsourcing	389	385	1%
Less: Intra-Segment Eliminations	(48)	(44)	9%

Total Revenue - Services	$2,992	$2,946	2%

Note: 2013 BPO and ITO revenues have been revised to conform to the 2014 presentation of revenues.

Revenue

Second quarter 2014 Services revenue of $2,992 million was 57% of total revenue and increased 2% from second quarter 2013, with 1-percentage point positive impact from currency.

•	BPO revenue increased 1% and represented 59% of total Services revenue. Growth in the commercial healthcare and commercial European BPO businesses, along with growth from acquisitions, was partially offset by declines in portions of the government healthcare, customer care and government and transportation businesses. In addition, the anticipated run-off of the student loan business had a 1.6-percentage point negative impact on BPO revenue growth in the quarter and a 0.9-percentage point impact on total Services revenue.
¡	In second quarter 2014, BPO revenue mix across the major business areas was as follows: Commercial – 45%; Government and Transportation – 25%; Commercial Healthcare – 17%; and Government Healthcare – 13%.

•	DO revenue increased 3% and represented 28% of total Services revenue. DO growth was driven primarily by our partner print services offerings and improvement in Europe.
•	ITO revenue increased 1% and represented 13% of total Services revenue. ITO growth was driven by revenue ramp from prior period signings and strength in our healthcare offerings.

Segment Margin

Second quarter 2014 Services segment margin of 8.6% decreased by 1.6-percentage points from second quarter 2013 driven primarily by a gross margin decline of 1.8-percentage points, as margin improvements in DO, commercial ITO and BPO, and commercial healthcare were more than offset by decreased margin in government healthcare. Productivity improvements and restructuring benefits were not enough to offset higher expenses associated with our government healthcare Medicaid and Health Insurance Exchange (HIX) platforms and net non-cash impairment charges for the HIX platform, the anticipated run-off of the student loan business and price declines that were consistent with prior periods. The net non-cash HIX platform impairment charges had a 0.6-percentage point negative impact on segment margin.

Metrics

Pipeline

Our total Services sales pipeline grew 4% over second quarter 2013. The sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were $2.8 billion in TCV for the quarter.

•	BPO signings of $2.0 billion TCV
•	DO signings of $700 million TCV
•	ITO signings of $100 million TCV

Signings decreased 25% versus second quarter 2013, primarily due to a much lower level of renewal decision opportunities than in second quarter 2013 as well as lower new business signings which were partially impacted by customer decision delays. New business annual recurring revenue (“ARR”) and non-recurring revenue (“NRR”) decreased 4% from second quarter 2013. Both new business signings and new business ARR and NRR increased sequentially from first quarter 2014. Signings on a trailing twelve month basis decreased 14% in relation to the comparable prior year period. The above DO signings amount does not include signings from our partner print services offerings.

Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. Second quarter 2014 contract renewal rate for BPO and ITO contracts was 63%, which is below our target range of 85%-90% due to the loss of the TX Medicaid contract. Total renewal decision opportunities were significantly lower than in second quarter 2013.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Document Technology Revenue Breakdown:

	Three Months Ended June 30,

(in millions)	2014	2013	% Change
Equipment sales	$614	$693	(11%)
Annuity revenue	1,511	1,570	(4%)

Total Revenue	$2,125	$2,263	(6%)

Second quarter 2014 Document Technology revenue of $2,125 million decreased 6% from second quarter 2013, with a 1-percentage point positive impact from currency. Document Technology revenues exclude the impact of growth in Document Outsourcing. Inclusive of Document Outsourcing, second quarter 2014 aggregate document-related revenue decreased 4% from second quarter 2013. Document Technology segment revenue results included the following:

•	Equipment sales revenue decreased 11% from second quarter 2013 with a 1-percentage point positive impact from currency. The decrease in equipment sales reflects product launch timing, the continued migration of customers to our growing partner print services offering (included in our Services segment), weakness in developing markets and price declines that were below our historical range of 5% to 10%. Second quarter 2013 was favorably impacted by the ConnectKey mid-range product launch and entry production product launches which included several large account sales. 2014 planned product launches are primarily in the second half of the year.
•	Annuity revenue decreased 4% from second quarter 2013, with a 1-percentage point positive impact from currency. The decrease reflects a modest decline in total pages, weakness in developing markets and a continued decline in financing revenue as a result of prior period sales of finance receivables and lower originations. Annuity revenue is also impacted by the continued migration of customers to our partner print services offering (included in our Services segment).

Document Technology revenue mix was 58% mid-range, 22% high-end and 20% entry, consistent with recent quarters.

Segment Margin

Second quarter 2014 Document Technology segment margin of 14.4% increased 3.6-percentage points from second quarter 2013, driven by a 2.1-percentage point increase in gross margin as the benefits from restructuring and cost productivities, lower pension expense and settlement losses, favorable currency on Yen based purchases and revenue mix more than offset moderate price declines. SAG and RD&E decreased as a percent of revenue, as benefits from restructuring and productivity improvements and lower pension and settlement losses more than offset the impact of overall lower revenues.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes document outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:

Entry

•	5% increase in color printers.
•	18% decrease in color multifunction devices driven primarily by developing markets.
•	38% decrease in black-and-white multifunction devices driven primarily by developing markets.

Mid-Range

•	2% decrease in mid-range color devices, reflects lapping of second quarter 2013 ConnectKey product launch.
•	21% decrease in mid-range black-and-white devices driven primarily by developing markets.

High-End

•	28% decrease in high-end color systems, with growth in iGen offset by declines in entry product color and Color Press, which reflects the lapping of product launches in second quarter 2013. Excluding Fuji Xerox digital front-end sales, high-end color installs decreased 16%.
•	16% decrease in high-end black-and-white systems, reflecting decreased demand across our DocuPrint and Nuvera product lines.

Other

Revenue

Second quarter 2014 Other revenue of $175 million decreased 4% from the second quarter 2013, with no impact from currency. The decrease is due primarily to lower wide format and licensing revenues. After the aforementioned sales of our N.A. and Europe Paper distribution businesses, total paper revenue (all within developing markets) comprised approximately one third of second quarter 2014 Other segment revenue.

Segment Margin

Second quarter 2014 Other segment loss of $76 million increased $15 million from the second quarter 2013, primarily driven by lower licensing revenues and a second quarter 2013 gain on the sale of a surplus facility in Latin America. Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment.

Notes

(1)See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)Revenue from Document Outsourcing installations is reported in the Services segment.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended June 30, 2014 and 2013:

	Three Months Ended June 30,

(in millions)	2014	2013	Change

Net cash provided by operating activities	$325	$533	$(208)
Net cash used in investing activities	(326)	(164)	(162)
Net cash used in financing activities	(561)	(430)	(131)
Effect of exchange rate changes on cash and cash equivalents	2	(3)	5

Decrease in cash and cash equivalents	(560)	(64)	(496)
Cash and cash equivalents at beginning of period	1,567	993	574

Cash and Cash Equivalents at End of Period	$1,007	$929	$78

Cash Flows from Operating Activities

Net cash provided by operating activities was $325 million in second quarter 2014. The $208 million decrease in operating cash from second quarter 2013 was primarily due to the following:

•	$128 million decrease in accounts payable and accrued compensation primarily related to the timing of accounts payable payments as well as lower compensation and benefit related expenses.
•	$26 million decrease due to the timing of settlements of foreign currency derivative contracts. These derivatives primarily relate to hedges of Yen inventory purchases.
•	$21 million decrease from accounts receivable primarily due to lower sales of accounts receivable partially offset by lower revenue.
•	$15 million decrease due to higher contributions to our defined benefit pension plans primarily related to timing.
•	$9 million decrease from finance receivables primarily related to the impact from prior period sales of receivables partially offset by higher net run-off. See Sales of Finance Receivables for further discussion.
•	$14 million increase from lower spending for product software and up-front costs for outsourcing service contracts.

Cash Flows from Investing Activities

Net cash used in investing activities was $326 million in second quarter 2014. The $162 million increase in the use of cash from second quarter 2013 was primarily due to the following:

•	$149 million increase in acquisitions. 2014 acquisitions include ISG Holdings, Inc. for $225 million and one smaller acquisition for $2 million. 2013 acquisitions include Zeno Office Solutions, Inc. for $59 million and two smaller acquisitions totaling $19 million.
•	$16 million increase from higher capital expenditures (including internal use software).

Cash Flows from Financing Activities

Net cash used in financing activities was $561 million in second quarter 2014. The $131 million increase in the use of cash from second quarter 2013 was primarily due to the following:

•	$204 million increase from share repurchases.
•	$12 million increase due to lower proceeds from the issuance of common stock under our stock option plans.
•	$79 million decrease from net debt activity. Second quarter 2014 reflects payments of $1,050 million on Senior Notes offset by net proceeds of $700 million from the issuance of Senior Notes and an increase of $50 million in Commercial Paper. Second quarter 2013 reflects payment of $400 million on Senior Notes and an increase of $10 million in Commercial Paper.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2014	December 31, 2013

Total Finance receivables, net (1)	$4,450	$4,530
Equipment on operating leases, net	535	559

Total Finance Assets, net (2)	$4,985	$5,089

(1) Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2) Change from December 31, 2013 includes a decrease of $10 million due to currency across all Finance Assets, with the remainder due primarily to repayments exceeding new originations.

The following summarizes our debt:

(in millions)	June 30, 2014	December 31, 2013

Principal debt balance(1)	$7,682	$7,979
Net unamortized discount	(56)	(58)
Fair value adjustments(2)
- terminated swaps	81	100
- current swaps	2	-

Total Debt	$7,709	$8,021

(1) Includes Notes Payable of $1 million and $5 million as of June 30, 2014 and December 31, 2013, respectively, and Commercial Paper of $50 million and $0 million as of June 30, 2014 and December 31, 2013, respectively.

(2) Fair value adjustments include the following —(i) Fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) Changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.

Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2014	December 31, 2013

Financing Debt(1)	$4,362	$4,453
Core Debt	3,347	3,568

Total Debt	$7,709	$8,021

(1) Financing Debt includes $3,894 million and $3,964 million as of June 30, 2014 and December 31, 2013, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Accounts receivable sales	$726	$919	$1,548	$1,773
Deferred proceeds	96	144	220	259
Loss on sale of accounts receivable	4	5	8	9

Estimated (decrease) increase to operating cash flows (1)	(31)	17	(20)	33

(1) Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables

In the third and fourth quarters of 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million and $682 million, respectively, and associated pre-tax gains of $40 million and $44 million, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.

The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2014	2013	2014	2013

Net cash received for sales of finance receivables	$-	$-	$-	$-
Impact from prior sales of finance receivables (1)	(137)	(83)	(286)	(174)
Collections on beneficial interest	25	25	51	27

Estimated decrease to operating cash flows	$(112)	$(58)	$(235)	$(147)

(1) Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2014 second quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

•	Net income and Earnings per share (EPS)
•	Effective tax rate

In 2014 and 2013 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS

Reported(1)	$270	$0.22	$294	$0.23

Adjustments:
Amortization of intangible assets	52	0.05	51	0.04

Adjusted	$322	$0.27	$345	$0.27

Weighted average shares for adjusted EPS(2)		1,208		1,287

Fully diluted shares at end of period(3)		1,200

(1) Net Income and EPS from continuing operations attributable to Xerox.

(2) Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.

(3) Represents common shares outstanding at June 30, 2014 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in the second quarter 2014.

Effective Tax reconciliation:

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$324	$81	25.0%	$332	$68	20.5%

Adjustments:
Amortization of intangible assets	84	32		83	32

Adjusted	$408	$113	27.7%	$415	$100	24.1%

(1) Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$324	$5,292	6.1%	$332	$5,391	6.2%

Adjustments:
Amortization of intangible assets	84			83
Xerox restructuring charge	38			33
Other expenses, net	68			59

Adjusted Operating	$514	$5,292	9.7%	$507	$5,391	9.4%
Equity in net income of unconsolidated affiliates	33			36
Business transformation costs	7			-
Fuji Xerox restructuring charge	(1)			1
Other expenses, net*	(66)			(60)

Segment Profit/Revenue	$487	$5,292	9.2%	$484	$5,391	9.0%

* Includes rounding adjustments.

(1) Profit and Revenue from continuing operations attributable to Xerox.

Guidance:

Earnings Per Share Guidance
	Q3 2014	FY 2014
GAAP EPS from Continuing Operations	$0.21 - $0.23	$0.92 - $0.96

Adjustments:
Amortization of intangible assets	0.04	0.17

Adjusted EPS	$0.25 - $0.27	$1.09 - $1.13

Note: GAAP and Adjusted EPS guidance includes anticipated restructuring

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$270	$294	$549	$587
Accrued Dividends on preferred stock	(6)	(6)	(12)	(12)

Adjusted net income from continuing operations available to common shareholders	$264	$288	$537	$575
Net loss from discontinued operations attributable to Xerox	(4)	(23)	(2)	(20)

Adjusted net income available to common shareholders	$260	$265	$535	$555

Weighted average common shares outstanding	1,160,842	1,230,381	1,170,177	1,227,798

Basic Earnings (Loss) per Share:
Continuing Operations	$0.22	$0.24	$0.46	$0.47
Discontinued Operations	-	(0.02)	-	(0.02)

Total	$0.22	$0.22	$0.46	$0.45

Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$270	$294	$549	$587
Accrued Dividends on preferred stock	-	-	-	-
Interest on Convertible Securities, net	-	-	-	1

Adjusted net income from continuing operations available to common shareholders	$270	$294	$549	$588
Net loss from discontinued operations attributable to Xerox	(4)	(23)	(2)	(20)

Adjusted net income available to common shareholders	$266	$271	$547	$568

Weighted average common shares outstanding	1,160,842	1,230,381	1,170,177	1,227,798
Common shares issuable with respect to:
Stock options	3,116	5,421	3,369	5,227
Restricted stock and performance shares	16,801	22,455	15,792	21,187
Convertible preferred stock	26,966	26,966	26,966	26,966
Convertible securities	-	1,992	-	1,992

Adjusted weighted average common shares outstanding	1,207,725	1,287,215	1,216,304	1,283,170

Diluted Earnings (Loss) per Share:
Continuing Operations	$0.22	$0.23	$0.45	$0.46
Discontinued Operations	-	(0.02)	-	(0.02)

Total	$0.22	$0.21	$0.45	$0.44

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):
Stock options	5,566	19,484	5,313	19,678
Restricted stock and performance shares	15,896	16,517	16,905	17,785
Convertible preferred stock	-	-	-	-
Convertible Securities	-	-	-	-

	21,462	36,001	22,218	37,463

Dividends per Common Share	$0.0625	$0.0575	$0.1250	$0.1150

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended June 30,
(in millions)	2014	2013
Segment Profit	$487	$484
Reconciling items:
Restructuring and related costs ¹	(45)	(33)
Restructuring charges of Fuji Xerox	1	(1)
Amortization of intangible assets	(84)	(83)
Equity in net income of unconsolidated affiliates	(33)	(36)
Other	(2)	1

Pre-Tax Income	$324	$332

1) Q2 2014 Restructuring and asset impairment charges of $38 and business transformation costs (“BTC”) of $7.

June YTD 2014 Restructuring and asset impairment charges of $65 and BTC of $10.

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:

The Services segment comprises three service offerings:

¡	Business Process Outsourcing.
¡	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.
¡	Information Technology Outsourcing.

Document Technology:

The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

¡	“Entry”, which includes A4 devices and desktop printers.
¡	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.
¡	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items including non-financing interest, and other items included in Other expenses, net.

APPENDIX III

Xerox Corporation

Discontinue Operations Restatement Summary

Detailed below is the restatement for Services Segment and Total Segment results by quarter for 2014 and 2013 related to the sale of our Truckload Management Services (TMS) business in May 2014. The entire restated income statement for these periods can be found in the financial model included on our website at http://news.xerox.com/investors/materials.

(in millions)	Q1	Q2	Q3	Q4	2013 FY	2014 Q1

Services Segment Revenue	$2,909	$2,946	$2,932	$3,027	$11,814	$2,912

Total Performance Revenue	$5,192	$5,391	$5,250	$5,557	$21,390	$5,110

Services Segment Profit	$272	$301	$292	$290	$1,155	$250

Total Segment Profit	$389	$484	$498	$528	$1,899	$449

Services Segment Margin	9.4%	10.2%	10.0%	9.6%	9.8%	8.6%

Total Segment Margin	7.5%	9.0%	9.5%	9.5%	8.9%	8.8%